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                     March 9, 2023

       Ran Daniel
       Chief Financial Officer
       Nano-X Imaging Ltd.
       Communication Center
       Neve Ilan , Israel 9085000

                                                        Re: Nano-X Imaging Ltd.
                                                            Form 20-F for
Fiscal Year Ended December 31, 2021
                                                            Filed May 2, 2022
                                                            File No. 001-39461

       Dear Ran Daniel:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Industrial Applications and

                     Services